Exhibit 3

                               RESTATED

                       ARTICLES OF INCORPORATION

                                 OF

                       ONE VALLEY BANCORP, INC.




                              ARTICLE I

     The name of the Corporation shall be One Valley Bancorp, Inc.

                             ARTICLE II

     The address of the principal office of said corporation will be One Valley Square, in the City of Charleston, in the County of Kanawha and State of West Virginia, 25326.

                            ARTICLE III

     The purpose or purposes for which this corporation is formed are as follows: To transact any or all lawful business for which corporations may be incorporated under the corporation laws of the State of West Virginia.

                             ARTICLE IV

     No shareholder or other person shall have any preemptive rights whatsoever.
                             ARTICLE V

               Provisions for the Regulation of the
               Internal Affairs of the Corporation

     A. Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature ("Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation's board of directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys' fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys' fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

     B. Right of Claimant to Bring Suit. If a claim under this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

     Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     C. Contractual Rights: Applicability. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

     D. Requested Service. Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to in clause (i), shall be deemed to be doing so at the request of the corporation.

     E. Non-Exclusivity of Rights. The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     F. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

                   Article V.1. Board of Directors

     (a) Number, election and terms. Except as otherwise fixed by or pursuant to the provisions of Article VI hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1988, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1989, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     (b) Stockholder nomination of director candidates. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

     (c) Newly created directorships and vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article VI hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence to fill a vacancy resulting from death, resignation, disqualification, removal or other cause shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor shall have been elected and qualified and directors elected in accordance with the preceding sentence by reason of an increase in the number of directors shall hold office only until the next election of directors by the shareholders and until such director's successor shall have been elected and qualified. No decrease in number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (d) Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

     (e) Amendment, repeal, etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article V.1.

                        Article V.2. Bylaw Amendments

     The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in these Articles of Incorporation to the contrary, Article II, Sections 1, 4 and 13, Article III, Sections 2, 9, and 13, and Article XI of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these Articles of Incorporation to the contrary, except as otherwise provided by law for separate class votes, the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article V.2.

                                ARTICLE VI

     The amount of total authorized capital stock of the corporation shall be Forty-One Million shares, consisting of Forty Million shares of Common Stock with a par value of Ten Dollars ($10.00) per share and One Million shares of Preferred Stock with a par value of Ten Dollars ($10.00) per share.

     The Board of Directors shall have the power and authority at any time and from time to time to issue, sell or otherwise dispose of any unissued but authorized shares of any class or classes of stock presently provided for in the Certificate of Incorporation, or that may hereafter be provided for by a subsequent amendment to the Certificate of Incorporation, to such persons or parties, including the holders of Common Stock or Preferred Stock or of any such other class of stock, for such considerations (not less than the par value, if any, thereof) and upon such terms and conditions as the Board of Directors in its discretion may deem to be in the best interests of the Corporation. Except as expressly provided to the contrary hereinafter, such issuance, sale or other disposition may be made without offering such shares, or any part or class thereof, to the holders of Common Stock or Preferred Stock or any such other class of stock, and no such holder shall have any preemptive right to subscribe for any such shares.

     Each holder of Common Stock of the Corporation entitled to vote shall have one vote for each share thereof held.

     The voting powers, designations, preferences, limitations, restrictions and relative rights of the Preferred Stock are as follows:

     (1) Issuance in Series. Preferred stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the particulars that are fixed in the Certificate of Incorporation or may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of Preferred Stock, whether of the same or a different series, shall be identical in all respects with the other shares of Preferred Stock, except as to the following relative rights and preferences, as to which there may be variations between different series:

    (a) the rate of dividends;

    (b) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

    (c) the amount payable upon shares in event of voluntary and involuntary liquidation;

    (d) sinking fund provisions, if any, for the redemption or purchase of shares;

    (e) the terms and conditions, if any, on which shares may be converted;
        and

    (f) voting rights, if any.

     The Board of Directors of the Corporation shall have all of the power and authority with respect to the shares of Preferred Stock that the shareholders may delegate to the Board of Directors pursuant to the terms and provisions of Chapter 31, Article I, Sections 78 and 79 of the Code of West Virginia, as amended, and shall exercise such power and authority by the adoption of a resolution or resolutions as prescribed by law.

     (2) Dividends. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cumulative preferential dividends in cash, at the rate per annum fixed for such series, and no more. Dividends on shares of the Preferred Stock shall accrue from the date of the initial issue of shares of such series, or from such other date as may be fixed by the Board of Directors, shall be cumulative, and shall be payable quarterly on the last day of March, June, September and December in each year to shareholders of record on the fifteenth day of the calendar month in which such dividends are payable, with the first dividend on the Preferred Stock being payable on the respective dividend date which follows the first full calendar quarter after the initial issue of shares. Each share of Preferred Stock shall rank on a parity with each other share of Preferred Stock, irrespective of series, with respect to preferential dividends at the respective rates fixed for such series, and no dividend shall be declared or paid or set apart for payment for the Preferred Stock of any series unless at the same time a dividend in like proportion to the accrued and unpaid dividends upon the Preferred Stock of each other series shall be declared or paid or set apart for payment, as the case may be, on Preferred Stock of each other series then outstanding. Accrued and unpaid dividends on the Preferred Stock shall not bear interest.

     (3) Dividend Restriction on Junior Stock. So long as any shares of Preferred Stock are outstanding, the Corporation shall not pay or declare any cash dividends whatsoever on the Common Stock or any other class of stock ranking junior to the Preferred Stock unless (a) all dividends on the Preferred Stock of all series for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart, and (b) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of Preferred Stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of Preferred Stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting.

     (4) Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class of stock of the corporation ranking junior to the Preferred Stock in respect of dividends or distribution of assets upon liquidation, the holders of the Preferred Stock shall be entitled to be paid in full, in the event of a voluntary or involuntary liquidation, dissolution or winding up, the respective amounts fixed for such series, plus in each case a sum equal to accrued and unpaid dividends thereon to the date of payment thereof. After such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the stock of the Corporation ranking junior to the Preferred Stock in respect of dividends or distribution of assets upon liquidation according to their respective rights and preferences and in each case according to their respective shares. In the event that the assets of the Corporation available for distribution to holders of Preferred Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Preferred stock pro rata in proportion to the amounts payable upon such share thereof. Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, but the sale, lease or conveyance of all or substantially all of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

     (5) Status of Shares Redeemed or Retired. Preferred Stock redeemed or otherwise retired by the Corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Preferred Stock.

     (6) Amendments. Subject to such requirements as may be prescribed by law or as may be expressly set forth in the foregoing provisions of this Article VI or in any amendment to these Articles establishing and designating a series of shares of Preferred Stock, any of the foregoing terms and provisions of this
Article VI may be altered, amended or repealed or the application thereof suspended or waived in any particular case and changes in any of the designations, preferences, limitations and relative rights of the Preferred Stock may be made with the affirmative vote, at a meeting called for that purpose, or the written consent with or without a meeting, of the holders of at least two-thirds of the then issued and outstanding shares of Preferred Stock; provided that neither the rate of dividend nor the amount payable upon the redemption or in the event of voluntary or involuntary liquidation on any share of Preferred Stock may be reduced without the consent of all of the holders thereof.

                     Certain Business Combinations

     Article VI.1.  Vote Required for Certain Business Combinations

      A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section VI.2 of this Article VI:

     (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or

     (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

     (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

     (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

     (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote (the "Voting Stock"), voting together as a single class (it being understood that for purpose of this Article VI, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article VI of these Articles of Incorporation). Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B.     Definition of "Business Combination".   The term "Business
Combination" as used in this Article VI shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this
Section VI.1.

             Article VI.2.  When Higher Vote is Not Required

     The provisions of Section VI.1 of this Article VI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

     A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).


     B. Price and Procedure Requirements. All of the following conditions shall have been met:

     (i) the aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

     (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

     (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VI as the "Determination Date"), whichever is higher.

     (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

     (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or
(2) in the transaction in which it became an Interested Stockholder, whichever is higher;

     (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

     (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

     (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) of this Section VI.2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

     (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

     (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

     (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                 Article VI.3.  Certain Definitions

     For the purposes of this Article VI:

     A. A "person" shall mean any individual, firm, corporation or other entity.


     B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

     (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

     (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly, or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

     (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     C.     A person shall be a "beneficial owner" of any Voting Stock:

     (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

     (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

     (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     D. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section VI.3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section VI.3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     E. "Affiliate" or "Associates" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1986.

     F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section VI.3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     G. "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board; provided, however, that all directors of the Corporation who are elected as directors at the 1986 annual meeting of shareholders of the Corporation shall be deemed to be Disinterested Directors, notwithstanding the above provisions.

     H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, or the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or any system then in use, or if not listed with NASDAQ, the average bid and ask prices available from brokerage firms in Charleston, West Virginia, or if such information is not available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

     I. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs B(i) and (ii) of Section VI.2 of this Article VI shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

           Article VI.4.  Powers of the Board of Directors

     A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more. A majority of the directors of the Corporation shall have the further power to interpret all of the terms and provisions of this Article VI.


Article VI.5.  No Effect on Fiduciary Obligations of Interested Stockholders

     Nothing contained in this Article VI shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                 ArticleVI.6.  Amendment, Repeal, etc.

     Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding Voting Stock entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article VI.

                             ARTICLE VII

     The full name and address of the incorporator is:

     NAME                         ADDRESS

Robert F. Baronner                    One Valley Square
                              Charleston, West Virginia  25326


                             ARTICLE VIII

     The existence of this corporation is to be perpetual.

                              ARTICLE IX

     The full name and address of the appointed person to whom notice or process may be sent is: President, One Valley Bancorp, Inc., One Valley Square, Charleston, West Virginia 25326.

                              ARTICLE X

     The number of directors constituting the initial board of directors of the corporation is twenty-one (21) and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

     NAME                         ADDRESS

Robert F. Baronner            1520 Stonehenge Road
                              Charleston, West Virginia  25314

Elmer A. Braun                1507 Dogwood Road
                              Charleston, West Virginia 25314

James F. Brown, III           1701 Edgewood Drive
                              Charleston, West Virginia  25302

     NAME                         ADDRESS

James K. Brown                1820 Devondale Circle
                              Charleston, West Virginia  25314

John T. Chambers, M.D.        888 Chappell Road
                              Charleston, West Virginia  25314

Lyell B. Clay                 1230 Staunton Road
                              Charleston, West Virginia 25314

Hugh A. Curry                 1553 Bridge Road
                              Charleston, West Virginia 25314

Edward I. Goldsmith           1272 Louden Heights Road
                              Charleston, West Virginia 25314

Frank A. Hardy                Route 5, Box 33
                              Lewisburg, West Virginia 24901

Eugene F. Imbrogno, Jr.       3 Dreamview Lane
                              Charleston, West Virginia 25314

Charles T. Jones              1502 Hampton Road
                              Charleston, West Virginia  25314

Virgil W. O'Dell              1108 Kanawha Bouldvard, East
                              Apartment 502
                              Charleston, West Virginia 25301

John L. D. Payne              1508 Connell Road
                              Charleston, West Virginia  25314

Angus E. Peyton               1401 Quincy Lane
                              Charleston, West Virginia  25314

Mary Price Ratrie             Kanawha Salines
                              Malden, West Virginia  25306

Turner R. Ratrie, Jr.         1530 Bedford Road
                              Charleston, West Virginia 25314

James R. Thomas, II           820 Middle Road
                              Charleston, West Virginia  25314

C. Hyde Tucker                2029 Huber Road
                              Charleston, West Virginia 25314

Richard M. Venable, Jr.       925 Newton Road
                              Charleston, West Virginia 25314


     NAME                         ADDRESS

John M. Wells, Sr.            888 Chester Road
                              Charleston, West Virginia 25302

Thomas D. Wilkerson           1015 Sand Hill Drive
                              St. Albans, West Virginia 25177